BTHC II Acquisition Corp.
c/o PolyMedix, Inc.
3701 Market Street, Suite 442
Philadelphia, PA 19104
Tel: 215-966-6199
Fax: 215-966-6106

Fordham Financial Management, Inc.	November 8, 2005
14 Wall Street, 18th Floor New York, NY 10005 Telephone: (212) 732-8500 Facsimile: (212) 349-2554

Gentlemen:

The following consulting agreement (this “Agreement”) sets forth our understanding with respect to Fordham Financial Management, Inc., a Colorado corporation (“Fordham”), providing financial advisory consulting services for BTHC II Acquisition Corp., a Delaware corporation (the “Company”). Any capitalized terms used but not defined herein shall have the meaning given to them in that certain Placement Agent Agreement entered into between Fordham and the Company dated October 5, 2005.

       1. Scope of Work; Term.

(a) For a period of one (1) year from the closing of our Private Placement Offering, Fordham will render financial consulting services to the Company as such services shall be required but in no event shall such services require more than one business day per month and such services shall include the following:

(i) to advise and assist in matters pertaining to the financial requirements of the Company and to assist, as and when required, in formulating plans and methods of financing; and

(ii) to assist in obtaining financial management, and technical and advisory services, and financial and corporate public relations, as may be requested or advisable.

(b) All services required to be performed hereunder shall be requested by the Company in writing and upon not less than three business days’ notice, unless such notice is waived by Fordham. Such notice shall be to the address or facsimile number specified above or to such other place as Fordham shall designate to the Company in writing.

2. Compensation. For Fordham’s services to be performed hereunder, and for Fordham’s continued availability to perform such services, the Company will pay Fordham at each Closing, a fee of 1% of the gross proceeds of the Private Placement Offering. Further, the Company will reimburse Fordham for such reasonable out-of-pocket expenses as may be incurred by Fordham on the Company’s behalf, but only to the extent authorized in writing by the Company.

       3.   Confidentiality.

(a) Fordham and its “affiliates” (as defined in Rule 144(a) of the Securities Act of 1933, as amended (the “Securities Act”)) recognize and acknowledge that it and its employees will have access to confidential information and trade secrets of the Company, and other entities doing business with the Company relating to research, development, manufacturing, marketing, financial, employee, salary, and other business-related activities or may discover, conceive, perfect or develop, solely or jointly with others, inventions, discoveries, improvements, know-how, computer programs, patents, patent applications, design patents, models, prototypes, copyrights and trade secrets or other technical, manufacturing, marketing, customer, and/or financial data, agreements, correspondence and information (hereinafter “Confidential Information”). Such Confidential Information constitutes valuable, special, and unique property of the Company, and/or other entities doing business with the Company.

(b) Fordham and its affiliates will keep such Confidential Information in strict confidence and will not, during or after the term of its assignment at the Company, make any use of; or disclose any of such Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except as is generally available to the public or as specifically allowed in writing by an authorized representative of the Company.

(c) Fordham and its affiliates, during or after the term of its assignment at the Company, agree not to solicit or encourage any employee or consultant of Company to leave the employ of or terminate its consulting relationship with the Company.

(d) Fordham and its affiliates agree not to make use of or disclose any Confidential Information, including trade secrets, of any other person or entity in canning out Fordham’s or its affiliates’ assignment for the Company.

(e) In the event of a breach or threatened breach by Fordham or its affiliates of the provisions of this Section 3, Company shall be entitled to an injunction restraining Fordham or its affiliates from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting Company from pursuing other remedies available to Company for such breach or threatened breach, including the recovery of damages from Fordham and/or its affiliates.

4. Independent Consultant. Fordham is and shall perform this Agreement as an independent consultant, and, as such, shall have and maintain sole control over its operations and/or services. Fordham’s shall not be, represent, act, report to, or be deemed to be the agent, representative, employee or servant of Company. Fordham is responsible for any income or other tax. The amounts payable to Fordham hereunder are inclusive of any gross receipts, sales or other tax. Fordham is obligated to indemnify, defend and hold harmless the Company for any loss, obligation, liability, fine, penalty, cost or expense, including attorneys’ fees, of Company arising from Fordham’s failure to pay any tax.

       5.   Assignment. Fordham may not assign its rights or delegate its obligations hereunder without the prior written consent of Company. Company may assign its rights and obligations hereunder to any of its subsidiaries or affiliates. Company may also assign its rights herein to any company that acquires substantially all of the Company’s business to which this Agreement relates upon prior written notice to Fordham.

6. Entire Agreement. The foregoing represents the sole and entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements between the parties with respect thereto. This Agreement may not be modified, renewed, extended or terminated except by a written instrument signed by a duly authorized officer or representative of the party against whom enforcement of such modification, renewal, extension or termination is sought. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without regard to the principles of conflicts of laws of such state.

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Please signify Fordham’s agreement and consent to the foregoing by signing and returning to the Company the enclosed copy of this Agreement which will thereupon constitute a binding agreement between Fordham and the Company.

Very truly yours,
BTHC II ACQUISITION CORP.

By:	/s/ Nicholas Landekic

Nicholas Landekic President and CEO

Agreed and Consented to:

FORDHAM FINANCIAL MANAGEMENT, INC.

BY	/s/ William Banquet

William Banquet,
Chief Executive Officer